Exhibit 99.1

Wave Systems Appoints Silicon Valley Executives Lorraine
Hariton and David Côté to Board

Lee, MA—March 10, 2014—Wave Systems Corp. (NASDAQ: WAVX), a provider of enterprise security software, has named Lorraine Hariton and David Côté to its Board of Directors. Ms. Hariton and Mr. Côté each have over 25 years of technology industry experience, having led successful technology firms as CEO. Their appointments increase the size of Wave’s Board to eight members.

Ms. Hariton recently completed a five-year post serving as Special Representative for Commercial and Business Affairs at the U.S. Department of State in Washington, DC. Her prior experience included serving at the helm of venture capital technology companies, Apptera and Beatnik. She previously spent 15 years in sales and marketing leadership positions at IBM, followed by Network Computing Devices (NCD), a publicly traded thin-client company.

Mr. Côté most recently led a four-year transformation of Symmetricom Inc., a network, data center and government systems solutions provider, before it was acquired by MicroSemi Corporation last year. In his prior role as CEO of Packeteer, Inc., a pioneer in WAN optimization, Mr. Côté achieved five years of record revenue and earnings growth, before successfully merging with Blue Coat in 2008.

Wave Chairman John E. Bagalay, Jr. Ph.D., commented, “We’re pleased to welcome both Dave and Lorraine to the Board as we seek to refocus our strategy in driving long-term growth and improved financial performance. As head of two Silicon Valley firms, Lorraine brought innovative products to market and successfully raised venture capital financing. She brought her business acumen to the public sector, launching highly successful global entrepreneurship programs while serving in the State Department. We also welcome Dave Côté, an accomplished high tech executive with a strong track record of instilling operational excellence within high tech firms. Together, the additions of Lorraine and Dave to the Wave Board are key elements in putting Wave on a path towards sustainable growth.”

Lorraine Hariton Career Highlights

As Special Representative for Commercial and Business Affairs at the US Department of State, Ms. Hariton was responsible for driving the department’s outreach to the global business community. She worked with US embassies around the world, ensuring support for business was a priority. She created numerous initiatives, including the Ambassador’s Direct Line Program, the Global Entrepreneurship Program and ran many conferences and trade delegations.

Ms. Hariton’s diverse technology experience includes thin-client computing, smart grid and street lighting controls, retail payment systems, Internet audio solutions, speech applications and PBX’s. She served as the CEO of Beatnik where she repositioned the company as a leader in audio solutions for cell phones. As President and CEO of Apptera, a speech recognition company, she led its first product launch.

Hariton is Chairman Emeritus of the Forum for Women Entrepreneurs and Executives, served as Treasurer of the State of California Board of Accountancy, and has served on various boards. Ms. Hariton earned an MBA from Harvard Business School and a BS in Mathematical Sciences from Stanford University.

David Côté Career Highlights

Mr. Côté recently served as CEO and President of Symmetricom, Inc., where he led a multi-year transformation including significant senior leadership additions and a simplified functional structure. Under his leadership, Symmetricom delivered record revenue and added new lines of business including the ChipScale Atomic Clock. Symmetricom was sold to MicroSemi Corporation last year.

As CEO of Packeteer for six years, he helped transform the WAN optimization company by adding new technologies to the appliance. During his tenure, he doubled the company’s headcount and successfully integrated two acquisitions.

He earlier served as an executive for IDT  and for ZeitNet. He previously worked for SynOptics and was a marketing and sales executive at Apple Computer. He earned an MBA from California State University and a B.S. from the University of California, Davis.

About Wave Systems

Wave Systems Corp. (NASDAQ: WAVX) reduces the complexity, cost and uncertainty of data protection by starting inside the device. Unlike other vendors who try to secure information by adding layers of software for security, Wave leverages the security capabilities built directly into endpoint computing platforms themselves.  Wave has been a foremost expert on this growing trend, leading the way with first-to-market solutions and helping shape standards through its work as a board member for the Trusted Computing Group.

Safe Harbor for Forward-Looking Statements

This press release may contain forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the company, its directors or its officers with respect to, among other things: (i) the company’s financing plans; (ii) trends affecting the company’s financial condition or results of operations; (iii) the company’s growth strategy and operating strategy; and (iv) the declaration and payment of dividends.  The words “may,” “would,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “intend” and similar expressions and variations thereof are intended to identify forward-looking statements.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the company’s ability to control, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors.  Wave assumes no duty to and does not undertake to update forward-looking statements.

All brands are the property of their respective owners.

Company:	Investor Relations:
Wave Systems Corp.	David Collins, Eric Lentini
Michael Wheeler	212-924-9800
413-243-7026	wavx@catalyst-ir.com
mwheeler@wavesys.com